Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GameStop Corp.
Grapevine, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-82652 and No. 333-126154 of GameStop Corp. of our reports dated March 30, 2005 (except for Note 16 which is dated August 24, 2005), relating to the consolidated financial statements and the effectiveness of GameStop Corp.’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated March 30, 2005 relating to the financial statement schedule which appears in this Form 10-K/A.

/s/ BDO SEIDMAN, LLP
BDO SEIDMAN, LLP

Dallas, Texas
August 30, 2005